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                                                                     Exhibit 3.1

                           PURCHASE AND SALE AGREEMENT
             [Walker Springs Shopping Plaza, Knox County, Tennessee]

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 30/th/ day of November, 2001 by and between FIRST CAPITAL INCOME PROPERTIES, LTD. - SERIES VIII, a Florida limited partnership ("Seller") with an office at c/o Equity Properties and Development, L.L.C., Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606; and CURSOR PROPERTIES, L.L.C., a South Carolina limited liability company ("Purchaser"), with an office at 648 Broadway, Suite 502, New York, New York 10012.

                                    RECITALS:
                                    --------

         A. Seller is the owner of certain real estate in the County of Knox, State of Tennessee, which parcel is more particularly described on Exhibit A
                                                                   ---------
attached hereto (the "Land") upon which is located a retail shopping center commonly known as Walker Springs Shopping Plaza (the "Improvements"). The Land and the Improvements are collectively referred to as the "Real Property."

         B. Seller desires to sell, and Purchaser desires to purchase, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

         THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

         1.  PURCHASE AND SALE
             -----------------

         Subject to and in accordance with the terms and conditions set forth in this Agreement, Seller shall convey to Purchaser all of Seller's right, title and interest in and to (i) the Real Property, (ii) all buildings and improvements owned by Seller and located on the Real Property as well as any and all of Seller's rights, easements and privileges presently thereon or appertaining thereto, (iii) the leases of the Real Property as of the date hereof and other leases entered into in accordance with this Agreement, and all amendments thereto (the "Leases") and all unapplied security or other deposits held by Seller under the Leases; (iv) the tangible personal property set forth on Exhibit B attached hereto (subject to ordinary depletion) (the "Tangible
   ---------
Personal Property"); (v) any and all of the agreements and equipment leases (to the extent assignable) set forth on Exhibit C attached hereto and other
                                    ---------
agreements entered into in accordance with this Agreement, and all amendments thereto (the "Service Contracts"); and (vi) (A) to the extent assignable, the right to use the trade name "Walker Springs Shopping Plaza"; and (B) to the extent assignable and obtained, all certificates of occupancy and other permits, licenses and certificates held by Seller with respect to the Property (collectively, "Permits and Licenses"); (items (i) through (vi) above are collectively referred to in this Agreement as the "Property"). All of the foregoing expressly excludes all property owned by the tenants or other

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users or occupants of the Property and any refund of taxes applicable to the period prior to the Closing Date (as defined in Section 4.A hereof).

         2.   PURCHASE PRICE
              --------------

         The purchase price to be paid by Purchaser to Seller for the Property is Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

              A. Earnest Money. Purchaser shall, within one (1) business day
                 -------------
from the date of this Agreement, deliver to the Title Insurer pursuant to the escrow agreement attached as Exhibit J the amount of One Hundred Thousand and
                             ---------
no/100 Dollars ($100,000.00) ("Earnest Money"). If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be delivered by Escrowee to Seller as part payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, the Earnest Money shall be delivered by Escrowee to Seller as liquidated damages in accordance with Section 7.A below. If the transaction fails to close due to a default on the part of Seller, the Earnest Money shall be delivered by Escrowee to Purchaser, subject to the provisions of Section 7.B below. Interest earned on the Earnest Money shall be deemed as part of the Earnest Money for purposes of this Agreement.

              B. Cash at Closing. At Closing, Purchaser shall pay to Seller, by
                 ---------------
wire transferred current federal funds, an amount (the "Cash Payment") equal to the Purchase Price minus the Earnest Money, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4.C. below.

         3.   EVIDENCE OF TITLE
              -----------------

              A. Title Examination; Commitment for Title Insurance. Seller shall
                 -------------------------------------------------
promptly deliver to Purchaser a title insurance commitment (the "Title Commitment") with respect to the Real Property from a title insurer selected by Seller (the "Title Insurer"). Seller shall instruct the Title Insurer to deliver to Purchaser and Seller copies of the Title Commitment and all instruments referenced in Schedule B thereof.

              B. Survey.
                 ------

              During the Review Period, Purchaser may, at Seller's expense (provided Seller has approved the cost thereof in writing in advance), employ a surveyor or surveying firm to prepare a survey (the "Survey") of the Property. Purchaser shall instruct said surveyor to deliver a copy of the Survey to Purchaser, Seller and the Title Insurer.

              C. Title Objections; Cure of Title Objections.
                 ------------------------------------------

                 The exceptions which are more fully described on attached Exhibit D are referred to as "Permitted Exceptions". If the Title Commitment or
---------
survey discloses exceptions other than those exceptions which are listed on Exhibit D, then, within five (5) business days
---------

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after its receipt of the same, Purchaser shall notify Seller of any such exceptions to which it objects. Any such exceptions not objected to by Purchaser as aforesaid shall become Permitted Exceptions. If Purchaser objects to any such exceptions, Seller shall have fifteen (15) days after it receives notice of Purchaser's objections to notify Purchaser of which, if any, such exceptions Seller shall cause to be removed by waiver or endorsement by the Title Insurer. If Seller fails to notify Purchaser within said fifteen (15) day period that Seller will remove such exceptions, Purchaser shall have the option, as its sole and exclusive remedy, by written notice given no later than five (5) days after expiration of such fifteen (15) day period, to either (a) waive the unsatisfied objections and close, or (b) terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions, in which event, all such exceptions shall be deemed Permitted Exceptions.

         4.   CLOSING
              -------

              A. Closing Date. The "Closing" of the transaction contemplated by
                 ------------
this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property and the satisfaction of all other terms and conditions of this Agreement) shall occur at the Chicago office of the Title Insurer at 10:00 a.m. on the fifteenth (15th) day after expiration of the Review Period (as defined below). The "Closing Date" shall be the date of Closing, provided the Cash Payment has been wired to Title Insurer by 2:00 P.M. Central Time on that day; otherwise the Closing Date shall be deemed to be the next business day. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

              B.  Closing Documents
                  -----------------

                  (i)  Seller. In addition to the other items and documents
                       ------
required elsewhere under this Agreement to be delivered to Purchaser at Closing, Seller shall also execute and/or deliver (or cause to be delivered) to Purchaser the following at Closing:

                       (a) a deed (the "Deed") of the Real Property to Purchaser, in form acceptable to the Title Insurer, duly acknowledged and in proper form for recording;

                       (b) a bill of sale in the form attached as Exhibit E;
                                                                  ---------

                       (c) a letter advising tenants under the Leases of the change in ownership of the property in form attached as Exhibit F;
                                                        ---------

                       (d) an Assignment and Assumption of Leases and an Assignment and Assumption of Service Contracts, in the forms attached as Exhibits G and H;
----------------

                       (e) (i) the originals (or if not available, copies) of the Leases and the Service Contracts and amendments thereto, (ii) the originals (or if not available, copies) of any Permits and Licenses, and (iii) all keys to the Property in Seller's possession;

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                       (f) A Non-Foreign Certification in the form attached as
Exhibit I;
---------

                       (g) a closing statement to be prepared by Seller and executed by Seller and Purchaser, setting forth the prorations and adjustments to the Purchase Price as required by Section 4.C. below;

                       (h) the schedule of past-due rents for the Property, if any, as described in Section 4.C.(i)(b) below;

                       (i) evidence of a termination of any management agreement to which Seller is a party affecting the Property;

                       (j) an affidavit of title, containing such reasonable terms and conditions as may be required by Title Insurer to enable Title Insurer to insure Purchaser's title to the Property in conformity with Section 3 of this Agreement;

                       (k) a written statement of Seller setting forth, to Seller's Knowledge (hereafter defined), any changes in Seller's representations and warranties under this Agreement which have occurred since the effective date of such representations and warranties. In the event Seller is unable to certify that there have been no material adverse changes in Seller's representations and warranties, Purchaser shall have the right as its sole remedy to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any further obligations hereunder except for those obligations which by their terms survive the termination of this Agreement;

                       (l) Seller Estoppel Certificates (hereafter defined) as required in accordance with the provisions set forth in Section 10.B of this Agreement, together with any tenant Estoppel Certificates received by Seller.

                (ii)   Purchaser.  At Closing, Purchaser shall deliver or cause
                       ---------
to be delivered to Seller the following:

                       (a) the Cash Payment;

                       (b) the Assignment and Assumption of Leases and Assignment and Assumption of Service Contracts, in the forms attached as Exhibits G and H;
----------------

                       (c) the closing statement referred to in Section 4.B.(i)(g) above;

                       (d) a written statement of Purchaser setting forth, to Purchaser's Knowledge (hereafter defined), any changes in Purchaser's representations and warranties which have occurred since the effective date of such representations and warranties. In the event Purchaser is unable to certify that there have been no material adverse changes in Purchaser's representations and warranties, Seller shall have the right to terminate this Agreement, in which event the Earnest Money shall be delivered to Seller, and neither party shall

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have any further obligations hereunder except for those obligations which by their terms survive the termination of this Agreement.

                  C.   Closing Prorations and Adjustments
                       ----------------------------------

                       (i) The following items are to be prorated or adjusted (as appropriate) as of 11:59 p.m. on the day before the Closing Date and reprorated (if necessary) pursuant to Section 4.C.(ii) below, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the day before the Closing Date, and Purchaser shall be deemed the owner of the Property on the Closing Date:

                           (a) real estate and personal property taxes based on
the fiscal year used by the taxing authority (on the basis of the most recent ascertainable tax or assessment bill if the current bill is not then available);

                           (b) the "minimum" or "base" rent and estimated
payments of "Percentage Rent" (hereafter defined) payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller as of Closing by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected, but only if there is no deficiency in the then current rent. At Closing, Seller shall deliver to Purchaser a schedule of all such past due but uncollected rent and other sums owed by tenants. Purchaser shall include the amount of such rent and other sums in the bills thereafter submitted to the tenants in question after the Closing. Purchaser shall not be obligated to commence a law suit to collect any such sums or to evict any tenant for the failure to pay any such sums but Seller shall retain the right to do so after the Closing provided Seller may not seek to terminate any Lease or evict any tenant;

                           (c) to the extent not set forth on the schedule of
uncollected rent described in Section 4.C.(i)(b) above, "percentage" or "overage" rent ("Percentage Rent") that is (1) attributable to any Percentage Rent lease year in which the Closing Date falls and (2) not yet determinable as of the Closing Date (collectively, "Current Year Percentage Rent"), shall be prorated as follows: promptly upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports from tenants relative to Current Year Percentage Rent, including, without limitation, all sales reports with respect to any tenants whose Percentage Rent lease years have expired as of the Closing but whose sales reports were not delivered to Seller as of the Closing Date and sales reports of any tenants whose Percentage Rent lease years expire after the Closing, and the amount of any Current Year Percentage Rent shall be payable in accordance with such tenant's Lease as existing as of the Closing Date, and Purchaser shall (to the extent not paid to Seller by way of estimated payments prior to Closing) pay to Seller a portion of such rent based upon the apportionment being made as of the Closing Date (in proportion to the relative number of days in the subject Percentage Rent Lease year occurring prior and subsequent to the Closing Date), promptly after the date when such rent is received from the tenant;

                           (d) Seller, as landlord under the Leases, is
currently collecting from tenants additional rent to cover taxes, insurance, utilities, maintenance and other operating

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costs and expenses incurred by Seller (such expenses, collectively "Expenses"
and such collections, collectively "Collections"). Non-delinquent Collections for the month in which Closing occurs shall be prorated in the same manner as other rents. Within sixty (60) days after the end of the year in which Closing occurs, Purchaser shall calculate the Expenses incurred and Collections received for the year of Closing by Seller and Purchaser and shall prepare and present to Seller for its review and approval, which approval shall not be unreasonably withheld or delayed, a calculation of the Collections received and Expenses incurred by each of Seller and Purchaser. Seller shall make any necessary adjusting payment to Purchaser, due to any over-collection by Seller, within thirty (30) days after presentment to, and approval by, Seller of Purchaser's calculation and Purchaser shall make any necessary adjusting payment to Seller, due to any under-collection by Seller, within thirty (30) days after presentment to, and approval by Seller of Purchaser's calculation. Either party may inspect the other's books and records related to the Property to confirm the calculation;

                       (e) If Closing occurs, Purchaser shall be responsible for the payment of all Tenant Inducement Costs (as hereinafter defined) and leasing commissions which become due and payable (whether before or after Closing) under any new Leases entered into after the date hereof and prior to Closing to the extent such new Leases are approved or deemed approved by Purchaser in accordance with Section 5.A hereof. Seller shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions which are not described in the preceding sentence. If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. If, as of the Closing, Seller shall not have paid any Tenant Inducement Costs or leasing commissions for which Seller is responsible, Purchaser shall receive a credit at Closing in such amounts. For purposes hereof, the term "Tenant Inducement Costs" shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including, specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances (but excluding legal fees incurred in connection with the preparation and negotiation of the lease). The term "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental periods until the date of Closing and Purchaser shall bear such loss from and after the date of Closing;

                       (f) the amount of unapplied security deposits held by Seller or otherwise outstanding (and not previously applied) under the Leases shall be credited to Purchaser at Closing;

                       (g) to the extent not paid directly by tenants, gas, water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies assigned to Purchaser (to the extent possible, utility prorations will be handled by final meter readings obtained from the utility providers on the day immediately preceding the Closing Date);

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                       (h) amounts due and prepayments under the Service
Contracts assigned to Purchaser under this Agreement;

                       (i) assignable license and permit fees;

                       (j) contributions of Seller to the promotional organizations shall be adjusted and prorated by the parties based upon the period to which such charges relate;

                       (k) other similar items of income and expenses of operation if and to the extent not paid or reimbursed by Tenants.

                 (ii)  If any item of income or expense set forth in this
Section 4.C. is subject to final adjustment after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available. Any such reproration shall be paid promptly in cash to the party entitled thereto.

                 (iii) The terms of this Section 4.C., to the extent they call for adjustments, prorations or payments after Closing (collectively, "Post-Closing Adjustments"), shall survive the Closing.

            D.   Transaction Costs
                 -----------------

            Seller shall pay the cost of the base title insurance premium, the survey and one-half of any escrow fees. Purchaser shall pay the cost of any endorsements to the title insurance policy (including for extended coverage), any recording fees, any transfer tax or similar charge and one-half of any escrow fees. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys, subject to Section 12.P. below.

            E.   Possession
                 ----------

            Upon Closing, Seller shall deliver to Purchaser possession of the Property in accordance with the terms of this Agreement.

        5.  OPERATION OF PROPERTY PRIOR TO CLOSING
            --------------------------------------

        Notwithstanding anything to the contrary contained herein:

            A. After expiration of the Review Period, Seller may not modify, extend, renew, cancel or terminate any Lease or Service Contract, or enter into any proposed lease or service contract which is not terminable as of Closing without Purchaser's consent (which shall not be unreasonably withheld or delayed). Should Seller seek in writing Purchaser's consent for any such action, Purchaser shall respond in writing to Seller (therein giving consent or specifying the precise nature of Purchaser's objection to the action) within five (5) business days of receipt

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of Seller's request. If Purchaser does not respond within said five (5) business day period, Purchaser shall be deemed conclusively to have consented to the action requested by Seller.

          B. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall not remove (or direct the removal of) any item of Tangible Personal Property except as may be required for repair or replacement or to retire obsolete property.

          C. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall not enter into any new agreement, or amend any Service Contract, to the extent such agreement or amendment would be binding upon Purchaser after Closing.

     6.   REPRESENTATIONS
          ---------------

          A.   Seller's Representations and Warranties: Seller represents and
               ----------------------------------------
warrants to Purchaser that as of the date of this Agreement (unless otherwise stated below):

               (i) Seller is a duly formed and validly existing limited partnership organized under the laws of Florida.

               (ii) Seller has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant hereto (collectively, the "Seller's Documents"), to consummate the transaction contemplated in this Agreement, and to perform its obligations under this Agreement and the Seller's Documents. The person signing this Agreement on behalf of Seller is authorized to do so.

               (iii) Seller has not been served with any litigation which is still pending with respect to the Property that would adversely affect Seller's ability to perform its obligations under this Agreement, or that would materially and adversely affect the financial condition or operation of the Property, nor to Seller's Knowledge, has any such litigation been filed.

               (iv)   (a)   To Seller's Knowledge, (1) the information contained
in the schedule of leases attached to and made a part of this Agreement as Exhibit L (the "Lease Schedule") is complete and accurate as of the date hereof; and (2) there are no leases other than those set forth in the Lease Schedule.

                      (b) To Seller's Knowledge, except as set forth in the Lease Schedule:

                            (1) Seller holds no security or other tenant deposits.

                            (2)   Each Lease is in full force and effect.

                            (3) No written notice of an existing and uncured default has been delivered by Seller or any tenant under any Lease.

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If any Lease contains provisions which are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of such Lease. Without limitation of the generality of the foregoing, the preceding sentence shall not be deemed to limit Purchaser's right to terminate this Agreement pursuant to Section 4.B.(i)(k) above.

               (v)    To Seller's Knowledge, Exhibit C attached to and made
                                             ---------
apart of this Agreement is a complete list of the Service Contracts. No written notice of an existing default has been delivered by Seller or any tenant under any Service Contract.

               (vi) Seller has not received written notice of any violations of any laws or other requirements of any governmental authority having jurisdiction over the Property which remain outstanding.

     B.   Purchaser's Representations and Warranties.  Purchaser represents and
          ------------------------------------------
warrants to Seller that as of the date of this Agreement:

               (i) Purchaser is a duly formed and validly existing limited liability company organized under the laws of the State of South Carolina.

               (ii) Purchaser has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Purchaser pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents.

          C. Seller and Purchaser shall be deemed to remake and restate the representations and warranties set forth in this Section 6 above as of Closing. Should Seller proceed to Closing with the Knowledge of Purchaser's violation of any representation or warranty contained in this Section 6, Seller will be conclusively deemed to have waived any remedy therefor. Should Purchaser proceed to Closing with Knowledge of Seller's violation of any representation or warranty of Seller contained in this Section 6, Purchaser will be conclusively deemed to have waived any remedy therefor, including any adjustment in Purchase Price.

          D. The representations and warranties set forth in Section 6 above, as of the date made (or deemed made) shall survive Closing for a period of one hundred eighty (180) days, but any claims thereunder must be made in writing within said one hundred eighty (180) day period or they shall thereafter be deemed lapsed, and to be null and void.

          E. The term "Seller's Knowledge" as used in this Agreement means the actual knowledge possessed by George Touras (without investigation or inquiry) (and not imputed or implied knowledge). The term "Purchaser's Knowledge" as used in this Agreement means actual knowledge possessed by John Gallaher. Notwithstanding anything contained herein to the contrary, neither George Touras or John Gallaher shall have any personal liability or obligation

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whatsoever with respect to any of the matters set forth in this Agreement or any of Seller's or Purchaser's representations and/or warranties herein being or becoming untrue, inaccurate or incomplete in any respect.

          F. In the event that, prior to Closing, Purchaser obtains Knowledge that, as of Closing, Seller is in breach of any of the representations and warranties set forth herein, or Seller otherwise discloses to Purchaser facts that are inconsistent with or different from the information set forth in the representations and warranties herein, and the Closing occurs, then the representations and warranties herein shall be deemed to be modified and/or superseded by such certificates or other documents (and, in such event, Seller shall no longer have any liability hereunder with respect to the portion of representation or warranty modified or superseded herein, as applicable.

     7.   CASUALTY LOSS AND CONDEMNATION
          ------------------------------

     If, prior to Closing, the Property or any part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event the effect of such condemnation or casualty occurring prior to Closing is "material" (hereinafter defined), Purchaser shall have the option by written notice to Seller within ten (10) days of receipt of Seller's notice to Purchaser, either to terminate this Agreement or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If Purchaser elects to consummate the transaction contemplated by this Agreement or fails to timely elect to terminate this Agreement, or if a casualty or condemnation is immaterial, Purchaser shall be entitled (a) in the event of a condemnation, to receive the condemnation proceeds, and (b) in the event of a casualty, to settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, together with a credit in the amount of any deductible portion of the policy for which Purchaser would be responsible to pay in connection therewith, and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items. If, upon a material condemnation or casualty prior to Closing, Purchaser timely elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement. For purposes of this provision, a condemnation or casualty loss shall be deemed to be "material" if:
(x) in the event of condemnation, the value of the Property taken or in the event of a casualty, the cost of repairing or restoring the premises in question, would be equal to or greater than Five Hundred Thousand Dollars ($500,000.00), or (y) an event of condemnation or casualty would permit the termination by the tenant of the Lease(s) of (i) any Required Tenant (hereafter defined), or (ii) any two (2) Other Tenants (hereafter defined), unless Seller obtains the waiver of such rights by such tenants. The provisions of this
Section 7 shall supersede the provisions of any law regarding the allocation of the risk of loss between purchasers and sellers.

     8.   BROKERAGE
          ---------

     Seller has engaged Trammel Crow ("Broker") to act as its broker in connection with the sale of the Property. Purchaser and Seller each hereby represents and warrants to the other that it

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has not dealt with any broker, finder or other party (other than Broker, whose commission, if any, shall be paid by Seller) in connection with the negotiation of this Agreement or otherwise in connection with the Property. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

     9.   DEFAULT AND REMEDIES
          --------------------

          A. Notwithstanding anything to the contrary contained in this Agreement, if closing does not occur solely due to a default by Seller hereunder, then as Purchaser's sole and exclusive remedy hereunder, Purchaser may (A) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement (except as may expressly survive termination of this Agreement), and in no event shall Purchaser be entitled to recover additional money damages against Seller or (B) seek specific performance of Seller's obligations hereunder; provided an action is filed within 90 days of termination of this Agreement;

          B. If Purchaser fails to complete closing in accordance with the terms of this Agreement, then this Agreement shall be terminated and the Earnest Money shall be retained by Seller as Seller's sole remedy and as liquidated damages. Seller and Purchaser acknowledge and agree that: (i) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the amount of the Earnest Money in the event this Agreement does not close due to a default by Purchaser under this Agreement; and (iv) such amount shall constitute valid liquidated damages; provided, however, that the
                                                  --------  -------
foregoing shall not limit Seller's recourse against Purchaser under Sections 8, 10.A and 11.

          C. After Closing and subject to any limitations set forth in this Agreement, including but not limited to Sections 12.J and 12.L, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, but only for such obligations as expressly survive Closing; except that neither Seller nor Purchaser shall be entitled to recover from the other consequential, exemplary, punitive or special damages.

     10.  CONDITIONS PRECEDENT
          --------------------

          A. Purchaser shall have the period of time beginning on the date hereof and ending on the thirtieth (30/th/) day after the date hereof, within which to inspect and investigate the Property and its operations (the "Review Period"). If Purchaser determines that the Property is unsuitable for its purposes and notifies Seller of such decision within the Review Period, the

Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except those which by their terms expressly survive such termination. Seller shall cooperate with Purchaser to allow Purchaser and Purchaser's Representatives access to the Property, to allow Purchaser and Purchaser's Representatives access to all non-proprietary information and documentation, and otherwise to promptly provide such non-proprietary information and documentation, relating to the Property and its operations as Purchaser may reasonably request but excluding internal correspondence, analyses, appraisals, projections or similar items. Subject to Section 2.A., Purchaser's failure to terminate this Agreement pursuant to this Section 10.A within the Review Period shall be deemed a waiver by Purchaser of the condition contained in this Section 10.A. Purchaser's right of inspection pursuant to this
Section 10.A is and shall remain subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without 48 hours' prior notice to Seller. Seller shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller. Purchaser shall restore the Property to its condition existing prior to the inspection of the Property hereunder. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Section 10.A and such indemnity shall survive the Closing and any termination of this Agreement.

          B. Seller shall send estoppel certificates (individually, a "Estoppel Certificate" and collectively, the "Estoppel Certificates") in the
 --------------------                         ---------------------
form of Exhibit N attached hereto (the "Form Tenant Estoppel Certificate") to
        ---------                       --------------------------------
each tenant occupying space at the Property on the date hereof. Upon Purchaser's written request, Seller shall include in any request for Estoppel Certificate sent to a tenant, a form of subordination, non-disturbance and attornment agreement ("SNDA") for execution by such tenant, provided, however, that (i) Seller receives Purchaser's written request and form(s) no later than thirty five (35) days prior to Closing, (ii) such tenant will be directed to return the SNDA directly to Purchaser, and (iii) receipt of any SNDA by Purchaser shall not be deemed a condition precedent to Closing.

          It shall be a condition precedent to Purchaser's obligation to purchase the Property pursuant to this Agreement that Seller provide to Purchaser, at Closing, Estoppel Certificates executed by CVS, Rush Fitness Center and Books a Million (each individually, a "Required Tenant" and
                                                  ---------------
collectively, the "Required Tenants"). All tenants which are not Required
                   ----------------
Tenants are herein referred to as the "Other Tenant(s)".
                                       ---------------

          An Estoppel Certificate executed by any tenant shall satisfy the condition set forth immediately above in this Section 10.B if it is in substantially the form of the Form Tenant Estoppel Certificate and any other representations made herein by Seller with respect to such Lease, provided, however, that an Estoppel Certificate executed by any tenant shall be deemed to satisfy the condition set forth immediately above in this Section 10.B as long as it is in the form or contains such specified information as the Lease requires such tenant to provide and/or contains the qualification by such tenant of any statement as being to its knowledge or as being subject to any similar qualification. If Seller is unable to deliver Estoppel Certificates to Purchaser for any Required Tenants, then Purchaser may, by delivering written notice to Seller prior to Closing, terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except those which by their terms expressly survive such termination.

          In the event that Seller is unable to provide Estoppel Certificates to Purchaser at the Closing for the Other Tenants, Seller shall execute and deliver to Purchaser certificates (individually, a "Seller Estoppel Certificate", and,
                                            --------------------------
collectively, the "Seller Estoppel Certificates") substantially in the same form
                   ----------------------------
as the certificate attached hereto as Exhibit O (the "Form Seller Estoppel
                                      ---------       --------------------
Certificate"), as the same may be modified by Seller to reflect any exceptions
-----------
or changes to the statements set forth therein which are necessary to make such certificates accurate and complete as of such date, covering the particular Other Tenants so that Purchaser shall receive, at Closing, an Estoppel Certificate or a Seller Estoppel Certificate with respect to each Other Tenant. If Seller delivers Seller Estoppel Certificates to Purchaser in connection with this Agreement, each statement therein shall survive for a period terminating on the earlier of (i) one hundred eighty (180) days from the Closing Date, or (ii) the date on which Purchaser has received an executed Estoppel Certificate signed by the tenant under the Lease in question. If Purchaser receives an estoppel certificate which contains some but not all of the matters set forth in the Estoppel Certificate (a "Partial Certificate") and Seller provides a Seller
                         -------------------
Estoppel Certificate for such tenant, then (i) if the Partial Certificate is received prior to Closing, the Seller Estoppel Certificate may omit matters contained in the Partial Certificate, and (ii) if the Partial Certificate is received after Closing, Seller's Estoppel Certificate shall cease to survive as to the matters contained in the Partial Certificate. If any Estoppel Certificate contains statements confirming any of Seller's representations or warranties herein, then Seller shall be relieved of any liability with respect to any such representation or warranty.

          If any Estoppel Certificates or Seller Estoppel Certificates contain statements or allegations that a default or potential default exists on the part of Seller under the Lease in question or contain information inconsistent with any representations of Seller contained in this Agreement and Purchaser elects to close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such Estoppel Certificates and/or Seller Estoppel Certificates shall be deemed acceptable for purposes of this Section 10.F, notwithstanding the existence of such allegations, statements or information, and Seller shall have no liability to Purchaser hereunder with respect to the existence of such allegations, statements or information.

          11.  PROPERTY INFORMATION AND CONFIDENTIALITY
               ----------------------------------------

          A. Purchaser agrees that, prior to the Closing, Purchaser shall use diligent efforts to keep all "Property Information" (as defined below) confidential, and that Property Information shall not, without the prior consent of Seller, be disclosed by Purchaser or Purchaser's Representatives (as hereinafter defined), except to Purchaser Representatives, and that Property Information will not be used for any purpose other than investigating and evaluating the Property. Moreover, Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to the Purchaser's Representatives who need to know the Property Information for the purpose of investigating and evaluating the Property, and who are informed by Purchaser of the confidential nature of the Property Information and who agree in writing to comply with and be bound by this Section 11 for the benefit of Seller. The provisions of this Section 11.A. shall not apply to Property Information which is a matter of public record or to the extent disclosure is required to comply with laws or court orders.

          B. Purchaser hereby agrees it will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions, parties to or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of Seller, as to the portion of the disclosure relating to this transaction, the Property or Seller and its affiliates, which consent shall not be unreasonably withheld. It is understood that the foregoing shall not preclude either Purchaser from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of this Section 11, with any of Purchaser's Representatives (defined below), accountants, professional consultants or potential lenders, as the case may be, or prevent Purchaser hereto from complying with applicable laws or court orders.

          C. In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly return to Seller all originals and copies of the "Property Information" (defined below) in the possession of Purchaser and Purchaser's Representatives.

          D. As used in this Agreement, the term "Property Information" shall mean:

               (i) All information and documents relating to the Property, the operation thereof or the sale thereof (including, without limitation, Leases, Service Contracts, Permits and Licenses) furnished to, or otherwise made available by Seller or any of Seller's Affiliates for review by, Purchaser, or its respective directors, officers, employees, affiliates, partners, brokers, agents, title insurers, surveyors or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "Purchaser's Representatives").

               (ii) All analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser's Representatives containing or based in any material part on any information or documents described in the preceding clause (i).

          E. In addition to any other remedies available to Purchaser under this Agreement, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser's Representatives in order to enforce the provisions of this
Section 11.

          F. The provisions of this Section 11 shall survive the termination of this Agreement.

     12.  MISCELLANEOUS
          -------------

          A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.

          B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser or Seller without the prior written consent of the other party.

          C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

          D.   Time is of the essence of this Agreement.

          E. This Agreement shall be governed and interpreted in accordance with the laws of the State of Tennessee.

          F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal express), or by facsimile transmission (with confirmation of transmission), addressed as follows:

          If to Seller:      First Capital Income Properties, Ltd. - Series VIII
                             c/o Equity Properties and Development, L.L.C.
                             Two North Riverside Plaza, Suite 600
                             Chicago, Illinois 60606
                             Attention: George C. Touras
                             Telephone: 312/466-3635
                             Facsimile: 312/454-0826

      With copies to:        Neal, Gerber & Eisenberg
                             Two North LaSalle, Suite 2100
                             Chicago, Illinois 60602
                             Attention: Douglas J. Lubelchek, Esquire
                             Telephone: 312/269-8000
                             Facsimile: 312/269-1747

          If to Purchaser:   Cursor Properties, L.L.C
                             648 Broadway, Suite 502
                             New York, New York  10012
                             Attention: John Gallaher
                             Telephone: 212/777-0787
                             Facsimile: 212/979-6080

         With copies to:     Gottlieb & Smith, P.A.
                             Attorneys At Law
                             Suite 600, Bank of America Plaza
                             1901 Main Street
                             Columbia, South Carolina  29201
                             Attention: Joel E. Gottlieb, Esq.
                             Telephone: 803/765-2991
                             Facsimile: 803/254-2682

All notices given in accordance with the terms hereof shall be deemed received three (3) business days after posting (in the case of notices sent by certified mail), or when delivered personally or otherwise received or receipt is refused (in the case of all other methods of notice). Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 12.F.

          G. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (COLLECTIVELY, THE "DISCLOSURES") PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER, ITS AGENTS OR EMPLOYEES CONCERNING THE CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS AND WARRANTIES. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT NEITHER SELLER NOR ANY OF SELLER'S AFFILIATES IS MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY INFORMATION OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AT CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS". EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER NOR ANY OF SELLER'S AFFILIATES IS LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR

FURNISHED BY SELLER, ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, OR ANY THIRD-PARTY, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES THAT WILL SURVIVE CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON EXPIRATION OF THE REVIEW PERIOD, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND SELLER'S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR SELLER'S AFFILIATES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR SELLER'S AFFILIATES (HEREAFTER DEFINED) BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY; OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY.

          H. In any lawsuit or other proceeding initiated under or with respect to this Agreement, Purchaser and Seller waive any right they may have to trial by jury.

          I. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's written request, assign and transfer to Seller, without representation, warranty or recourse, all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

          J. After Closing, Seller shall not be liable to Purchaser in respect of obligations under this Agreement or any documents delivered at Closing which survive Closing for any amounts less than Twenty-Five Thousand Dollars ($25,000.00) or in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate, Purchaser hereby waiving any and all claims it may have to such recoveries in excess of, or less than, the foregoing amounts.

          K. Seller and Purchaser hereby designate Title Insurer to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Title Insurer to execute at Closing, a Designation Agreement, designating Title Insurer as the reporting person with respect to the transaction contemplated by this Agreement.

          L. Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed trustee, partner, affiliate, subsidiary, beneficiary, principal, member, agent, managing entity, shareholder, director, officer, or employee of Seller (whether direct or indirect), including, without limitation, their attorneys, accountants, consultants, engineers, brokers, and advisors (collectively, "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.

          M. Seller shall have the exclusive right to file and control any tax appeal for the real estate taxes attributable to the period prior to and including the calendar year 2001 (the "Pre-2002 Tax Period") but shall keep Purchaser informed of the progress and outcome of any such appeal. To the extent that Seller shall receive a refund therefor, Seller shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. Purchaser shall have the exclusive right to file and control any tax appeal for the real estate taxes attributable to the period after and including the calendar year 2002 (the "2002 Tax Period"). To the extent that Purchaser shall receive a refund therefor, Purchaser shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. The remainder of the refund, if any, shall be prorated between Purchaser and Seller pursuant to Section 4.C. after deducting therefrom the cost and expenses reasonably incurred in pursuing the appeal and not charged to tenants. The terms of this Section 12.M. shall survive the Closing.

          N.   Intentionally Deleted.

          O. This Agreement may be executed in any number of counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument. For purposes of this Agreement, a facsimile of an executed counterpart shall constitute an original.

          P. In the event of litigation between the parties with respect to this Agreement or the transactions contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party therein its attorneys' fees and costs of suit.

          Q. For purposes of this Agreement, the masculine shall be deemed to include the feminine and the neuter, and the singular shall be deemed to include the plural, and the plural the singular, as the context may require.

          R. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

          S. The captions contained in this Agreement are not a part of this Agreement. They are only for the convenience of the parties and do not in any way modify, amplify or give full notice of any of the terms, covenants or conditions of this Agreement.

          T. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal or personal representatives, heirs, executors, administrators, successors, and permitted assigns.

          U. Purchaser shall cooperate with Seller and shall execute any and all documents necessary to allow Seller (or its affiliates) to effectuate the conveyance of the Property as an exchange under Section 1031 of the Internal Revenue Code ("Exchange"); provided however, that at no time shall Purchaser be required to take title to real estate other than the Property or incur any obligations other than those set forth elsewhere in this Agreement. Seller shall pay all reasonable costs which may be incurred by Purchaser in connection with such tax free exchange and Seller shall indemnify Purchaser and hold it harmless from any loss, cost, damage, expense or liability incurred in connection therewith. Purchaser acknowledges and agrees that Seller may, if necessary, in order for one or more of its affiliates to qualify for an exchange, distribute the Property to its equity owners prior to Closing provided the same shall not relieve Seller of its obligations hereunder and such distributees shall assume the obligations of Seller hereunder (to the extent of such distribution).

          V. Neither this Agreement nor a memorandum thereof shall be recorded by any party.

             [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE
                           COUNTERPARTS ON NEXT PAGE]

         IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

                         SELLER:

                         FIRST CAPITAL INCOME PROPERTIES, LTD. - SERIES VIII, a Florida limited partnership

                         By: First Capital Financial, L.L.C., a Florida limited
                             liability company, its general partner


                         By: /s/ Donald J. Liebentritt
                            -------------------------------
                         Name: Donald J. Liebentritt
                              -----------------------------
                         Title: Vice President
                               ----------------------------


                         PURCHASER:

                         CURSOR PROPERTIES, L.L.C.,
                         a South Carolina limited liability company


                         By: /s/ John Gallagher
                            -------------------------------
                         Name: John Gallagher
                              -----------------------------
                         Title:
                               ----------------------------

                                    EXHIBITS
                                    --------

Exhibit A -   Legal Description
---------
Exhibit B -   Tangible Personal Property
---------
Exhibit C -   Service Contracts
---------
Exhibit D -   Permitted Exceptions
---------
Exhibit E -   Bills of Sale
---------
Exhibit F -   Notice Letter
---------
Exhibit G -   Assignment and Assumption of Leases
---------
Exhibit H -   Assignment and Assumption of Contracts
---------
Exhibit I -   Non-Foreign Certification
---------
Exhibit J -   Escrow Agreement
---------
Exhibit K -   Omitted
---------
Exhibit L -   Lease Schedule
---------
Exhibit M -   Omitted
---------
Exhibit N -   Form Tenant Estoppel Certificate
---------
Exhibit O -   Form Seller Estoppel Certificate
---------

                                    EXHIBIT A
                                    ---------

                                LEGAL DESCRIPTION
                                -----------------

SITUATED in District 6 of Knox County, Tennessee, and without the corporate limits of the City of Knoxville, Tennessee, and being more fully described as follows:

BEGINNING in the northern right-of-way line of Kingston Pike (US Highway 11/70), at a point lying north 70 deg. 44 min. 50 sec. east, 375.0 feet from the intersection of the northern right-of-way line of Kingston Pike with the eastern right-of-way line of Walker Springs Road (the right-of-way of Kingston Pike being 80.0 feet wide, and the right-of-way of Walker Springs Road being 100.00 feet wide, at such intersection); thence north 10 deg. 22 min. 40 sec. west,
150.0 feet to a point; thence south 70 deg. 44 min. 50 sec. west, 175.0 feet to a point; thence north 10 deg. 22 min. 40 sec. west, 140.52 feet to a point; thence south 63 deg. 17 min. 50 sec. west, 200.0 feet to a point in the eastern right-of-way line of Walker Springs Road; thence north 09 deg. 11 min. 40 sec. west, along the eastern right-of-way line of Walker Springs Road, 50.0 feet to a point, said point being the southwestern boundary of the property of Gambill under lease to Texaco, Inc.; thence north 63 deg. 17 min. 50 sec. east, along the southern line of the aforesaid property of Gambill, 200.0 feet to a point being the southeastern corner of the aforesaid Gambill property; thence north 09 deg. 11 min. 40 sec. west, along the eastern line of the aforesaid property,
200.0 feet to a point in the southern right-of-way line of Interstate Highway 75/40; thence north 63 deg. 17 min. 50 sec. east, along the southern line of Interstate Highway 75/40, 515.6 feet to a point; thence north 75 deg. 17 min. 40 sec., east, continuing along the southern right-of-way line of Interstate Highway 75/40, 501.22 feet to a point; thence south 19 deg. 19 min. 00 sec. east, 409.86 feet to a point; thence south 70 deg. 41 min. 00 sec. west, 175.0 feet to a point; thence south 19 deg. 19 min. 00 sec. east, 150.0 feet to a point in the northern right-of-way line of Kingston Pike; thence south 70 deg. 41 min. 00 sec. west. along the northern right-of-way line of Kingston Pike,
298.5 feet to a point; thence south 70 deg. 44 min. 50 sec. west, continuing along the northern right-of-way line of Kingston Pike, 451.5 feet to the point of BEGINNING.

BEING the same property conveyed to First Capital Income Properties, Ltd. - Series VIII, a Florida limited partnership, pursuant to Warranty Deed of record in Deed Book 1805, page 996, and being the same property in which the leasehold interests were assigned to First Capital Income Properties, Ltd. - Series VIII, a Florida limited partnership, pursuant to Assignment of record in Trust Book 2065, Page 773, both in the Register's Office for Knox County, Tennessee.

TOGETHER with and subject to the terms, easements, conditions and provisions as set forth in Deed Book 1481, Page 400; Deed Book 1499, Page 669; Deed Book 1511, Page 149; and Deed Book 1612, Page 440, all in said Register's Office.

                                    EXHIBIT B
                                    ---------


                           TANGIBLE PERSONAL PROPERTY
                           --------------------------

                                      None

                                    EXHIBIT C
                                    ---------

                                Service Contracts
                                -----------------

Verbal contracts:

1.   Volunteer Lawn Service.

2.   Bevco Parking Lot Service.

                                    EXHIBIT D
                                    ---------

                              PERMITTED EXCEPTIONS
                              --------------------

1.   Acts of Purchaser, and those claiming by, through and under Purchaser.

2. State, county and municipal real estate taxes and assessments not yet due and payable as of Closing.

3. Rights of tenants in possession under the Leases, and those in possession claiming by, through and under said tenants.

4. Zoning, building and other governmental and quasi-governmental laws, codes, variances, permits and regulations.

5.   Any state of facts which would be disclosed by an accurate survey.

                                    EXHIBIT E
                                    ---------

                                  BILL OF SALE
                                  ------------

     THIS BILL OF SALE (this "Bill of Sale") is executed as of the day of , 2001, by FIRST CAPITAL INCOME PROPERTIES, LTD. - SERIES VIII, a Florida limited partnership ("Seller") with an office at c/o Equity Properties and Development, L.L.C., Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 in favor of ________________________, a _______________ ("Purchaser"), having an office at _______________________________________________________.

     1.   (a)   The "Tangible Personal Property" means those articles of
personal property described in Exhibit "B" attached to this Bill of Sale; and
                               -----------

     (b) "Agreement" means that certain Purchase and Sale Agreement dated ____________ between Seller and Purchaser.

     2.   Sale. For good and valuable consideration received by Seller, the
          ----
receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns and transfers to Purchaser: (1) the Tangible Personal Property (2) to the extent assignable, the right to use the trade name "Walker Springs Shopping Plaza"; and (3) to the extent assignable and obtained, all certificates of occupancy and other permits, licenses and certificates held by Seller with respect to the Property (collectively, the "Personal Property"). Seller makes no warranties or representations as to the Personal Property. The Personal Property is transferred "AS IS" and ALL WARRANTIES OF QUALITY, FITNESS AND MERCHANTABILITY ARE HEREBY EXCLUDED.

     3.   Limited Liability. The liability of Seller hereunder shall be limited
          -----------------
as set forth in Sections 12.J. and 12.L. of the Agreement.

     4.   Surviving Provisions of Agreement. Notwithstanding anything contained
          ---------------------------------
herein to the contrary, nothing contained in this Bill of Sale shall limit or modify, of be deemed to limit or modify, the surviving provisions of the Purchase Agreement.

     IN WITNESS WHEREOF, Seller has executed this Bill of Sale the day and year first above written.

                      SELLER:

                      FIRST CAPITAL INCOME PROPERTIES, LTD. - SERIES VIII, a Florida limited partnership

                      By: First Capital Financial, L.L.C., a Florida limited
                          liability company, its general partner



                      By:__________________________________
                      Name:________________________________
                      Title:_______________________________

                                    EXHIBIT F
                                    ---------

                             _________________, 2001

Dear Tenant:

     This is to advise you that effective ____________, 2001, Walker Springs Shopping Plaza been sold to ______________________.

     All payments of rent and other charges due under your lease, including the next scheduled installment of rent, should now be paid as directed by
______________________.

     _____________________ has also been assigned, and is responsible for disposition of, your security deposit.

     If you have any questions concerning this notice, please feel free to contact __________________ at ______________________.

                            Very truly yours,

                            FIRST CAPITAL INCOME PROPERTIES, LTD. - SERIES VIII, a Florida limited partnership

                            By: First Capital Financial, L.L.C., a Florida
                                limited liability company, its general partner



                            By:___________________________________
                            Name:_________________________________
                            Title:________________________________

                                    EXHIBIT G
                                    ---------

                            ASSIGNMENT AND ASSUMPTION

                         OF LEASES AND SECURITY DEPOSITS

     THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS (this "Assignment") is entered into as of the ____ day of ____________, 2001, between FIRST CAPITAL INCOME PROPERTIES, LTD. - SERIES VIII, a Florida limited partnership ("Assignor") with an office at c/o Equity Properties & Development, L.L.C., Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 and ______________________, a ____________ ("Assignee"), with an office at
_____________________________________________.

     1.   Property. The "Property" shall mean the real property located in the
          --------
County of Knox, State of Tennessee, legally described in Exhibit "A" attached to
                                                         -----------
this Assignment, together with the building, structures and other improvements located thereon.

     2.   Leases and Tenancies. The "Leases" shall mean all leases, including
          --------------------
any rents, issues and profits, if any, affecting the Property, or any part thereof, including the leases listed on Exhibit "B" attached to this Assignment.

     3.   Security Deposits. "Security Deposits" shall mean the security
          -----------------
deposits held by Assignor under the Leases and for which Assignee has received a credit at the closing of the transaction in connection with which this Assignment has been executed and delivered. The Security Deposits are set forth on attached Exhibit "B".
            -----------

     4.   Assignment. For good and valuable consideration received by Assignor,
          ----------
the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee the entire right, title and interest of Assignor in and to the Leases and the Security Deposits.

     5.   Assumption. Assignee hereby assumes, and agrees to be bound by and to
          ----------
perform, all of the covenants, agreements and obligations of Assignor under the Leases accruing on or after the date hereof, and Assignee further assumes all liability of Assignor for the proper refund or return of the Security Deposits if, when and as required on or after the date hereof by the Leases or otherwise by law.

     6.   Third Parties. No third party shall have the benefit of any of the
          -------------
provisions of this Assignment, nor is this Assignment made with the intent that any person or entity other than Assignor or Assignee rely hereon.

     7.   Enforcement. If Assignor or Assignee resorts to a court of law or
          -----------
equity in order to enforce the provisions of this Assignment as against the other, the non-prevailing party shall pay the reasonable attorneys' fees and expenses of the prevailing party.

     8.   Limited Liability. The liability of Assignor hereunder shall be
          -----------------
limited as set forth in Sections 12.J. and 12.L. of that certain Purchase and Sale Agreement dated __________, 2001 (the "Purchase Agreement") by and between Assignor and Assignee.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

                         ASSIGNOR:

                         FIRST CAPITAL INCOME PROPERTIES, LTD. - SERIES VIII, a Florida limited partnership

                         By: First Capital Financial, L.L.C., a Florida limited liability company, its general partner



                         By:______________________________________
                         Name:____________________________________
                         Title:___________________________________

                         ASSIGNEE:


                         _________________________________________
                         _________________________________________
                         _________________________________________

                                    EXHIBIT H
                                    ---------

                 ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS
                 ----------------------------------------------

         THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS (this "Assignment") is entered into as of the ____ day of ____________, 2001, between FIRST CAPITAL INCOME PROPERTIES, LTD. - SERIES VIII, a Florida limited partnership ("Assignor") with an office at c/o Equity Properties and Development, L.L.C., Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 and
_______________________, a _______________ ("Assignee"), with an office at____________________________.

         1.       Property.  The "Property" shall mean the real property located
                  --------
in the County of Knox, State of Tennessee, commonly known as Walker Springs Shopping Plaza.

         2.       Service Contracts.  "Service Contracts" shall mean the service
                  -----------------
contracts listed on Exhibit A attached to this Assignment.

         3.       Assignment.  For good and valuable consideration received by
                  ----------
Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee the entire right, title and interest of Assignor in and to the Service Contracts.

         4.       Assumption.  Assignee accepts this Assignment and assumes and
                  ----------
agrees to be bound by and perform all of the obligations of Assignor under the Service Contracts accruing on or after the date of this Assignment.

         5.       Enforcement.  If Assignor or Assignee resorts to a court of
                  -----------
law or equity in order to enforce the provisions of this Assignment as against the other, the non-prevailing party shall pay the reasonable attorney's fees and expenses of the prevailing party.

         6.       Limited Liability.  The liability of Assignor hereunder shall
                  -----------------
be limited as set forth in Sections 12.J. and 12.L. of that certain Purchase and Sale and Contribution Agreement dated ___________, 2001 (the "Purchase Agreement") by and between Assignor and Assignee.

         7.       Third Parties.  No third party shall have the benefit of any
                  -------------
of the provisions of this Assignment, nor is this Assignment made with the intent that any person or entity other than Assignor or Assignee rely hereon.

                  IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

                            ASSIGNOR:

                            FIRST CAPITAL INCOME PROPERTIES, LTD. - SERIES VIII, a Florida limited partnership

                            By: First Capital Financial, L.L.C., a Florida limited liability company, its general partner



                            By:________________________________
                            Name:______________________________
                            Title:_____________________________

                            ASSIGNEE:


                            ___________________________________
                            ___________________________________
                            ___________________________________

                                    EXHIBIT I
                                    ---------

                     NON-FOREIGN CERTIFICATION BY TRANSFEROR

1.       The undersigned hereby certifies the following to  ___________:

                  A. That the Transferor, FIRST CAPITAL INCOME PROPERTIES, LTD.
         - SERIES VIII, a Florida limited partnership, is not a foreign entity (as said term is defined in the Internal Revenue Code and Income Tax Regulations) with respect to the transfer of that certain real property located in the County of Knox, State of Tennessee.

                  B. The Transferor's tax identification number is
         ______________.

                  C. The office of the Transferor is located at Suite 600, Two North Riverside Plaza, Chicago, Illinois 60606.

2. The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punishable by fine, imprisonment or both.

Dated the _____ day of ___________,
2001 in __________, ___________.


                            FIRST CAPITAL INCOME PROPERTIES, LTD. - SERIES VIII, a Florida limited partnership

                            By: First Capital Financial, L.L.C., a Florida limited liability company, its general partner



                            By:__________________________________
                            Name:________________________________
                            Title:_______________________________

                                    EXHIBIT J
                                    ---------

                                ESCROW AGREEMENT
                                ----------------

         THIS ESCROW AGREEMENT ("ESCROW AGREEMENT") made and entered into as of the 30th day of November, 2001, by and among FIRST CAPITAL INCOME PROPERTIES, LTD. - SERIES VIII, a Florida limited partnership ("Seller"), CURSOR PROPERTIES, L.L.C., a South Carolina limited liability company ("Purchaser") and FIRST AMERICAN TITLE INSURANCE COMPANY (hereinafter referred to as "Escrow Agent");

                                   WITNESSETH:

         WHEREAS, Seller and Purchaser entered into a certain Purchase and Sale Agreement ("Contract") dated as of the 30th day of November, 2001, for the sale and purchase of certain improved property located in Knox County, Tennessee, as more particularly described in the Contract; and

         WHEREAS, pursuant to Section 2.A of the Contract, certain sums are to be deposited with Escrow Agent as constituting the Earnest Money deposit (as defined in said Section 2.A of the Contract), said deposited sums hereinafter referred to as the "Escrowed Deposit"; and

         WHEREAS, Seller and Purchaser desire to have Escrow Agent hold the Escrowed Deposit in escrow as required under the Contract pursuant to the terms thereof.

         NOW, THEREFORE, in consideration of the premises and of good and valuable consideration the receipt and sufficiency whereof is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

         1. Seller and Purchaser hereby appoint First American Title Insurance Company as Escrow Agent under the Contract and hereunder.

         2. Promptly following Escrow Agent's receipt of any sums comprising the Escrowed Deposit, in the form of cash or other immediately available funds, Escrow Agent agrees to provide a written acknowledgment to Seller and Purchaser of the amount of the Escrowed Deposit so received, stating the date of receipt, and to deposit said Escrowed Deposit in an interest bearing escrow account controlled solely by Escrow Agent and to hold and disburse said Escrowed Deposit, and any interest earned thereon, as hereinafter provided.

         3. All interest accruing on the Escrowed Deposit shall become part of the Escrowed Deposit and shall be disbursed as Earnest Money in accordance with the terms hereof.

         4. Upon Escrow Agent's receipt of joint written notification from Seller and Purchaser directing Escrow Agent to apply the Escrowed Deposit to the payment of the Purchase Price at Closing, Escrow Agent shall apply the Escrowed Deposit in accordance with such written notification.

         5. (a) Upon Escrow Agent's receipt of written notification from Seller (such notice to be simultaneously forwarded to the Purchaser by Seller) that the Contract has been terminated, or that a contemplated Closing under the Contract shall otherwise not take place, in circumstances which entitle Seller to the Escrowed Deposit, Escrow Agent shall promptly forward a copy of such notice to Purchaser. Escrow Agent shall, on the fifth (5/th/) business day after the date on which Escrow Agent provides a copy of such notice to Purchaser, disburse the

Escrowed Deposit to Seller, provided that Escrow Agent has not received notice from the Purchaser that the claim is in dispute.

            (b) Upon Escrow Agent's receipt of written notification from Purchaser (such notice to be simultaneously forwarded to the Seller by Purchaser) that the Contract has been terminated, or that the contemplated Closings under the Contract shall otherwise not take place, in circumstances which entitle Purchaser to the Escrowed Deposit, Escrow Agent shall promptly forward a copy of such notice to Seller. Escrow Agent shall, on the fifth (5th) business day after the date on which Escrow Agent forwards a copy of such notice to Seller, disburse the Escrowed Deposit to Purchaser, provided that Escrow Agent has not received notice from the Seller that the claim is in dispute.

         6. In the event that Seller or Purchaser objects to a written notification filed by the other party pursuant to Section 5 hereof, Escrow Agent shall, during the pendency of such dispute and prior to its receipt of joint written instructions from Seller and Purchaser to the contrary, be entitled to tender unto the registry or custody of any court of competent jurisdiction all money or property in its hands held under the terms of this Escrow Agreement, together with such legal pleading as it deems appropriate, and thereupon be discharged.

         7. The parties hereto covenant and agree that in performing any of its duties under this Escrow Agreement, Escrow Agent shall not be liable for any loss, costs or damage which it may incur as a result of serving as Escrow Agent hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence.

         Accordingly, Escrow Agent shall not incur any liability with respect to
(i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided for in this Escrow Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Escrow Agreement.

         8. Any and all notices and other communications required or permitted under this Escrow Agreement shall be deemed adequately given if in writing and the same shall be delivered either by hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

         All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Escrow Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Escrow Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

         All such notices shall be addressed as follows:

              If to Seller:             First Capital Income Properties, Ltd. -
                                        Series VIII
                                        c/o Equity Properties and Development,
                                        L.L.C.
                                        Two North Riverside Plaza, Suite 600
                                        Chicago, Illinois 60606
                                        Attention: George C. Touras
                                        Telephone No.:  312/466-3635
                                        Telecopier No.: 312/454-0826

              with copies to:           Neal, Gerber & Eisenberg
                                        Two North LaSalle, Suite 2100
                                        Chicago, Illinois 60602
                                        Attention: Douglas J. Lubelchek, Esquire
                                        Telephone No.:  312/269-8000
                                        Telecopier No.: 312/269-1747

              If to Purchaser:          Cursor Properties, L.L.C.
                                        648 Broadway, Suite 502
                                        New York, New York  10012
                                        Attention:  John Gallaher
                                        Telephone No.:  212/777-0787
                                        Telecopier No.: 212-979-6080

              with copies to:           Gottlieb & Smith, P.A.
                                        Attorneys At Law
                                        Suite 600, Bank of America Plaza
                                        1901 Main Street
                                        Columbia, South Carolina  29201
                                        Attention:  Joel E. Gottlieb, Esq.
                                        Telephone No.:  803/765-2991
                                        Telecopier No.: 803/254-2682

              If to Escrow Agent:

                                        First American Title Insurance Company
                                        30 North LaSalle Street
                                        Suite 310
                                        Chicago, Illinois 60602
                                        Attn: Alyson M. Antonio
                                        Telephone No.:  312/917-7212
                                        Telecopier No.: 312/553-0480


         By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Escrow Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

                       [SIGNATURES TO FOLLOW ON NEXT PAGE]

          IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and its seal to be affixed thereto as of the day and year first above written.

WITNESS:                        SELLER:

                                FIRST CAPITAL INCOME PROPERTIES, LTD. -
                                SERIES VIII, a Florida limited partnership

                                By:   First Capital Financial, L.L.C.,
                                a Florida limited liability company,
                                its general partner


                                By:   /s/ Donald J. Liebentritt
                                   ---------------------------------------------
                                Name:     Donald J. Liebentritt
                                     -------------------------------------------
                                Title:      Vice President
                                      ------------------------------------------

WITNESS:                        PURCHASER:

                                CURSOR PROPERTIES, L.L.C.,
                                a South Carolina limited liability company

                                By:       /s/ John Gallaher
                                   ---------------------------------------------
                                Name:     John Gallaher
                                     -------------------------------------------
                                Title:__________________________________________


WITNESS:                        ESCROW AGENT:

                                FIRST AMERICAN TITLE INSURANCE COMPANY

                                By:_____________________________________________
                                Name:___________________________________________
                                 Title:_________________________________________

                                    EXHIBIT K
                                    ---------

                                     Omitted

                                    EXHIBIT L
                                    ---------

                             Lease Schedule - Part I
                             -----------------------

Security Deposits of tenants at the Property:

Tenant:                                        Security Deposit as of 9/30/01:
------                                         ------------------------------

1. Kingston Pike Antique Mall                  $13,500.00

2. Canton Chinese                              $ 5,668.00

3. Party City                                  $ 9,674.00

4. Smoothie King                               $ 1,654.63

                                    EXHIBIT L
                                    ---------

                            Lease Schedule - Part II
                            ------------------------

1.       Barnhills:

         Lease - 02/06/90
         First Amendment - 02/23/90
         Possession Letter - 03/02/90
         Second Amendment - 11/30/90
         Landlord consent to Assignment and Assumption and Amendment to Lease -
           6/9/00
         Letter Agreement - 07/23/98
         Assignment and Assumption Agreement between OCB and Barnhill - 4/27/00

2.       Canton Chinese:

         Lease - 09/20/93
         First Amendment - 01/22/97

3.       CVS:

         Lease - 03/06/72
         Lease Modification Agreement I - 07/12/73 and 07/31/73
         Lease Modification Agreement II - 08/01/73 and 08/08/73
         Letter Agreement - 08/08/73
         Consent for HookX to purchase SuperX - 05/21/87
         Lease Renewal Letter - 10/27/97

4.       Kingston Pike:

         Lease - 06/30/00

5.       Kroger/Books-A-Million:

         Lease - 03/02/72
         Lease Modification Agreement I - 07/12/73 and 07/31/73
         Lease Modification Agreement II - 08/01/73 and 08/09/73
         Lease Modification Agreement III - 08/18/88 and 08/29/88
         Sublease - 08/29/88
         Sublease Modification Agreement - 10/28/92
         Lease Amendment - 08/29/88

6.       Party City:

         Lease - 01/31/94
         First Amendment - 09/03/97

7.       Rush Fitness Center:

         Lease - 01/15/01
         Agreement Regarding Security Interest in Tenant's Personal Property -
           07/25/01
         Specialty Lease - 01/15/01

8.       Smoothie King:

         Lease - 06/09/00

                                    EXHIBIT M
                                    ---------

                                     Omitted
                                     -------

                                    EXHIBIT N
                                    ---------

                        FORM TENANT ESTOPPEL CERTIFICATE
                        --------------------------------

To:  __________________________
     __________________________
     __________________________

RE:  Lease between __________________________________ as Landlord ("Landlord")
     (or its predecessor in interest) and ___________________________ as Tenant ("Tenant"), which was executed with respect to ________________________ (the "Premises") (the "Lease")

Gentlemen:

Tenant understands that Landlord intends to sell the property which is the subject of the Lease to ___________________________ ("Purchaser") and in connection with such sale Tenant hereby certifies as follows:

1.   The date and caption of the Lease and all amendments/assignments is as follows:
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________

     A complete and accurate copy of the Lease, as amended and/or assigned or subjected to any sublease referenced above, is attached hereto as Exhibit "A" and there are no other agreements or commitments between
     ----------
     Tenant and Landlord relating to the Premises other than as expressly set forth in the attached Exhibit "A".
                               ----------

2.   The Premises contains ______________ net rentable square feet.

3.   The Lease Commencement Date was __________________________.

4.   The Lease Termination Date is _____________________.

5.   The Lease is in full force and effect.

6. Tenant has accepted possession of the Premises, which have been completed in accordance with the requirements of the Lease.

7. There is no free rent or other rent concessions and no offsets or credits against rentals or other monetary obligations under the Lease; there are no outstanding claims or defenses to enforcement of the Lease; and all of Landlord's obligations of an inducement nature have been fulfilled.

8.   Tenant has the following option(s) to renew or extend the Lease term:
     Number of renewal or extension terms ___________________.
     Length of each renewal or extension term ___________________.

9. Tenant has the following option(s) to terminate the Lease prior to the Termination Date:
     __________________________________________________________________________
     __________________________________________________________________________

10.  Tenant does not have an option to acquire the Property.

11. Tenant has the following option(s) for first right of refusal or first right of offer on additional space:_______________________________________
     __________________________________________________________________________


12. The current monthly base rental is $______________ ($__________/psf annually), and rent has been paid through the date of ______________, 2001 and not prepaid thereafter. Scheduled increases in base rental are as follows:__________________________________________________________________

     Tenant currently pays $__________ per month in addition to their base rent. If this additional rent is based on the tenant paying its prorata share, this amount is reconciled with actual charges for the year after the first of the year as provided for in the lease.

     Please check those that apply:

     Tenant pays their full prorata share _______ or fixed __________ of the following:

              CAM               Monthly _____ or Annually _____ Amount $_____
              Taxes             Monthly _____ or Annually _____ Amount $_____
              Insurance         Monthly _____ or Annually _____ Amount $_____
              Other             Monthly _____ or Annually _____ Amount $_____

     If Percentage Rent is payable under the Lease, Percentage Rent is equal to _____ percent. Tenant's year-to-date gross sales for January 1, 2001 through _________________ are $_________ and were $____________ for
     January 1, 2000 through December 31, 2000.

13. No breaches or defaults exist under the Lease by Tenant or, to the best of Tenant's knowledge, by Landlord, and no event has occurred which, after the passage of time or the giving of notice, would constitute a breach or default under the Lease or give Tenant any offset right or claims under the Lease.

14. There are no leasing commission agreements between Tenant and any representative, except:__________________________________________________


15. Tenant has paid a security deposit in the amount of $____________ pursuant to the Lease. [If none, so indicate]

16. Landlord does not owe or through the passage of time will not owe Tenant any tenant improvement allowances or other concessions or rebates except:________________________________

17. All notices to Tenant under the Lease should be sent to the following address for Tenant:
     ______________________________________________________________________
     ______________________________________________________________________

     Tenants federal taxpayer identification number is: ___________________

18. The person executing this certification is duly authorized to execute the same on behalf of Tenant and this certificate is and shall be binding on the Tenant, its successors and assigns.

     Tenant acknowledges that Purchaser or its assignee will rely on the statements contained herein in purchasing the property which is the subject of the Lease. This certification is for the benefit of Purchaser and its successors and assigns and any lender of Purchaser or its successors or assigns.

Date: ________________________

                                            TENANT:

                                            ___________________________________

                                            By:__________________________(SEAL)
                                            Print Name:________________________
                                            Title:_____________________________

                                    EXHIBIT O
                                    ---------

                        FORM SELLER ESTOPPEL CERTIFICATE

To:  [Purchaser]

Re:

Gentlemen:


     Reference is made to that certain (the "Lease") between ___________, as landlord, and the undersigned, as tenant, dated ____________________, ______, for certain space (the "Premises") located in the aforementioned shopping center.

Knowing that you or your lenders and successors and assigns, are relying upon the accuracy of the information contained herein, the undersigned certifies to Seller's Knowledge (as defined in that certain Agreement dated __________) as follows:

1. The Lease is in full force and effect, and Tenant is in actual possession of the Premises.

2. The Lease has not been modified, supplemented or amended in any way, except as indicated therein or by the following agreements:

3. There are no defaults under the terms of the Lease by the undersigned, and, to the undersigned's knowledge, there are no defaults by Tenant under the Lease.

4. Tenant has not sublet the Premises or assigned the Leases except as follows:______________________________________________________________________.

5.   All rent and current sums due under the Lease have been paid as of
_________________.

6.   Tenant has paid a security deposit in the amount of $_________ to Landlord.

Very truly yours,


By:__________________________                    Date:__________________________
     Authorized signatory